Exhibit 99.1

New York Community Bancorp, Inc. Reports 2nd Quarter 2006 Diluted Cash EPS
  of $0.26 & Diluted Operating EPS of $0.24, Excluding a Post-Merger
       Repositioning Charge, & Diluted GAAP EPS of $0.18 (1)(2)

    WESTBURY, N.Y.--(BUSINESS WIRE)--July 26, 2006--New York Community Bancorp, Inc. (NYSE:NYB):

  Board of Directors Declares $0.25 Per Share Quarterly Cash Dividend

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                      2nd Quarter 2006 Highlights
                      ---------------------------

    -- The Company completed its acquisition of Atlantic Bank of New York on April 28th, using the proceeds from a secondary offering of 24.5 million shares of common stock.

    -- The Company's net interest margin rose 8 basis points to 2.22% linked-quarter, reflecting the Atlantic Bank transaction and the post-merger repositioning of the balance sheet.

    -- Loans outstanding totaled $19.4 billion at the end of the quarter, reflecting loans acquired in the Atlantic Bank transaction and second quarter originations of $1.0 billion.

    -- The Company sold $1.2 billion of securities in connection with the Atlantic Bank transaction, and used a portion of the proceeds to prepay $886.1 million of wholesale borrowings with a weighted average rate of 5.93%.

    -- Securities were reduced to $5.3 billion at quarter-end, representing 18.5% of total assets.

    -- $1.2 billion of wholesale borrowings were extended during the quarter to an average call date of 2.4 years.

    -- Tangible stockholders' equity equaled 5.69% of tangible assets at quarter-end, excluding after-tax net unrealized losses on securities; including such losses, the ratio was 5.41%. (3)

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    Reporting earnings for the first time since its acquisition of
Atlantic Bank of New York ("Atlantic Bank") was completed on the 28th of April, and therefore reflecting two months' combined operations, New York Community Bancorp, Inc. (NYSE: NYB) today reported second quarter 2006 operating earnings of $69.4 million, or $0.24 per diluted share. (2) An $18.8 million, or $0.06 per diluted share, post-merger repositioning charge, stemming from the prepayment of certain wholesale borrowings and the termination of the Company's interest rate swap agreements, resulted in the Company reporting second quarter 2006 GAAP earnings of $50.6 million, or $0.18 per diluted share. The Company also reported second quarter 2006 cash earnings of $76.1 million, or $0.26 per diluted share, absent the aforementioned charge.
(1)
    In the first quarter of 2006, the Company recorded operating earnings of $70.0 million, or $0.26 per diluted share, excluding an after-tax mark-to-market loss of $3.6 million, or $0.01 per diluted share, on the interest rate swaps that were terminated in the second quarter of the year. (2) Including this loss, the Company's first quarter 2006 GAAP earnings equaled $66.4 million, or $0.25 per diluted share. In the second quarter of 2005, the Company's GAAP earnings were the same as its operating earnings, and amounted to $86.5 million, or $0.33 per diluted share.
    For the six months ended June 30, 2006, the Company recorded operating earnings of $139.4 million, or $0.50 per diluted share, and GAAP earnings of $117.0 million, or $0.42 per diluted share. In addition to the post-merger repositioning charge recorded in the second quarter, the Company's six-month 2006 GAAP earnings include the impact of the aforementioned after-tax mark-to-market loss on interest rate swaps. For the six months ended June 30, 2005, the Company recorded GAAP and operating earnings of $177.6 million, equivalent to diluted earnings per share of $0.68. (2)
    Commenting on the Company's second quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, "The addition of Atlantic Bank's balance sheet provided us with the opportunity to reposition our assets and liabilities during the quarter, enabling us to further prepare for the period ahead.
    "One key result of our actions was the expansion of our net interest margin, which rose eight basis points, linked-quarter, to 2.22%. The improvement in our margin was the first in nine consecutive quarters, a meaningful achievement in the current rate environment.
    "The benefit of the Atlantic Bank transaction is also apparent in the current mix of our assets and the significant repositioning of our liabilities. Within weeks of completing the acquisition, we sold $1.2 billion of securities acquired in the Atlantic Bank and Long Island Financial Corp. transactions, and used a portion of the proceeds to prepay $886.1 million of wholesale borrowings with a weighted average rate of 5.93%. As a result, the ratio of wholesale borrowings to total assets has been reduced to its lowest level since the third quarter of 2002. In connection with the repositioning of our liabilities following the Atlantic Bank transaction, we also chose to terminate our interest rate swap agreements. While the post-merger repositioning resulted in a charge against our second quarter GAAP earnings, the merit of these actions is reflected in the improvement in our net interest margin and in the way we now are positioned to face the challenge of market and interest rate risk," Mr. Ficalora said.
    "We also reduced our balance of brokered deposits by $261 million during the quarter while, at the same time, enjoying a $1.3 billion linked-quarter increase in total deposits to $13.6 billion. Included in the latter increase was a $472 million rise in core deposits, to $7.4 billion, driven by a $472 million increase in non-interest-bearing accounts, to $1.3 billion.
    "Not all of the quarter's highlights were acquisition-related," Mr. Ficalora noted. "Total loans were up more than 14% on an annualized basis, net of the merger-related increase, with six-month originations totaling $2.9 billion, including $1.0 billion in the last three months. At the same time, the quality of our assets has continued to be solid, with non-performing assets equaling 0.11% of total assets at both June 30th and December 31st. We also are pleased by the improvement in our tangible capital measures. At the end of June, our tangible stockholders' equity equaled 5.69% of tangible assets, excluding after-tax net unrealized securities losses, signifying a linked-quarter increase of 40 basis points. Including the unrealized losses, the ratio was 5.41% at the end of the second quarter, up 38 basis points from the ratio at March 31st."

    Board of Directors Declares $0.25 Per Share Quarterly Cash
Dividend

    "In the months ahead, we look forward to completing the integration of our commercial bank systems, to realizing the related cost savings, and to fostering a culture of service and sales throughout our 166 banking offices. We believe that our recent actions will enhance our future earnings, and support the continued payment of our $0.25 per share dividend," Mr. Ficalora said.
    "Reiterating our commitment to maintaining the dividend at its current level, the Board of Directors last night declared a $0.25 per share dividend, payable on August 15, 2006 to shareholders of record at the close of business on August 4th."

    Balance Sheet Summary

    The Company recorded total assets of $28.7 billion at June 30, 2006, up $1.6 billion, or 5.9%, from the March 31, 2006 balance and up $2.4 billion, or 9.3%, from the balance recorded at December 31, 2005. While Atlantic Bank had assets of $2.8 billion at April 28, 2006, the date of the acquisition, the Company sold $1.2 billion of securities acquired in the Atlantic Bank and Long Island Financial Corp. transactions, and utilized the proceeds to reduce its higher-cost wholesale borrowings and brokered deposits, as further discussed under "Sources of Funds."

    Loans

    The Company recorded total loans of $19.4 billion at the close of the second quarter, representing 67.7% of total assets and a $2.4 billion, or 14.2%, increase from the balance recorded at December 31, 2005. In addition to originations of $2.9 billion, including $1.0 billion in the second quarter, the increase in the loan portfolio reflects the loans acquired in the Atlantic Bank transaction. At the date of the acquisition, Atlantic Bank had total loans of $1.2 billion, including multi-family loans of $440.7 million; commercial real estate loans of $237.4 million; construction loans of $62.1 million; one-to-four family loans of $31.8 million; and other loans of $436.8 million, including $406.4 million of commercial business loans. The growth of the loan portfolio was partially tempered by loan repayments of $1.7 billion in the six months ended June 30, 2006, including $952.0 million in the second quarter of the year.
    Multi-family loans accounted for $1.9 billion, or 64.6%, of year-to-date originations, and $508.3 million, or 48.5%, of loans produced in the second quarter of the year. Reflecting the volume of loans produced, as well as those acquired in the Atlantic Bank transaction, the portfolio of multi-family loans rose $1.7 billion, or 13.0%, from the year-end 2005 balance to $14.5 billion, and represented 74.7% of total loans at June 30, 2006. The multi-family loan portfolio had an average principal balance of $3.6 million and an average loan-to-value ratio of 63.9% at that date. The expected weighted average life of the portfolio was 3.7 years.
    Commercial real estate loans accounted for $3.0 billion, or 15.6%, of total loans at the close of the current quarter, and were up $152.2 million, or 5.3%, from the year-end 2005 amount. In addition to the loans acquired in the Atlantic Bank transaction, the increase reflects six-month originations totaling $213.3 million, including $118.8 million in the second quarter of the year. At June 30, 2006, the commercial real estate loan portfolio had an average principal balance of $2.2 million and an average loan-to-value ratio of 56.9%. The expected weighted average life of the portfolio was 3.3 years at that date.
    Construction loans totaled $1.0 billion at the close of the second quarter, and were up $154.5 million, or 18.1% from the year-end 2005 amount. The growth of the portfolio was largely due to organic loan production, with six-month originations totaling $567.8 million, including $272.3 million in the second quarter of the year.
    Other loans rose to $610.9 million at the close of the second quarter from $175.1 million at the end of December and from $183.1 million at the trailing quarter-end. Included in the June 30, 2006 amount were commercial business loans of $570.6 million, primarily reflecting the loans acquired with Atlantic Bank. In addition, the Company originated other loans of $133.2 million in the second quarter, up from $71.6 million in the first quarter of the year. Included in the second quarter amount were commercial business loans of $130.2 million.
    At the present time, the Company has a pipeline of approximately $604 million, including approximately $383 million of multi-family loans. The level of the pipeline is a function of various factors, including the current rate environment, which has limited loan refinancing activity in recent quarters, and competition for product, which has increased during this time.

    Asset Quality

    The quality of the Company's assets continued to be solid, with non-performing loans representing 0.16% of total loans at the end of the second quarter, as compared to 0.14% and 0.16%, respectively, at March 31, 2006 and December 31, 2005. At June 30, 2006, non-performing loans totaled $30.4 million, up $4.9 million and $2.8 million, respectively, from the trailing quarter- and year-end levels, primarily reflecting loans acquired in the transaction with Atlantic Bank. With other real estate owned holding steady at $1.3 million, non-performing assets totaled $31.7 million, $26.8 million, and $28.9 million, and represented 0.11%, 0.10%, and 0.11% of total assets, at June 30, 2006, March 31, 2006, and December 31, 2005, respectively.
    Reflecting charge-offs of $153,000 in the first six months of the year and the loan loss allowance acquired in the Atlantic Bank transaction, the allowance for loan losses totaled $85.7 million at June 30, 2006, an increase from $79.7 million at December 31, 2005. The June 30, 2006 amount was equivalent to 0.44% of total loans, as compared to 0.47% at the end of December, and to 282.05% of non-performing loans, as compared to 289.17% at year-end. The Company recorded no provision for loan losses during the current or year-earlier six-month period.

    Securities

    The securities portfolio totaled $5.3 billion and represented 18.5% of total assets at the close of the second quarter, as compared to $5.6 billion, representing 21.4% of total assets, at December 31, 2005.
    Available-for-sale securities represented $2.2 billion, or 41.2%, of total securities at the close of the second quarter, and were down $195.1 million, or 8.2%, from the balance recorded at year-end. Included in the June 30, 2006 amount were mortgage-related securities of $1.8 billion, representing 81.3% of the total at that date. Reflecting the increase in market interest rates over the past two quarters, the after-tax net unrealized loss on available-for-sale securities rose to $67.9 million at the close of the second quarter from $43.4 million at December 31, 2005.
    The remainder of the securities portfolio consisted of held-to-maturity securities totaling $3.1 billion, down $134.8 million, or 4.1%, from the year-end 2005 amount. The held-to-maturity securities portfolio consisted of mortgage-related securities totaling $1.5 billion and other securities totaling $1.6 billion at June 30, 2006.

    Goodwill and Core Deposit Intangibles

    Reflecting the Atlantic Bank transaction, goodwill rose $169.1 million to $2.1 billion and core deposit intangibles ("CDI") rose $29.9 million to $116.5 million from the balances recorded at December 31, 2005. The CDI stemming from the Atlantic Bank transaction will be amortized on an accelerated basis over a period of ten years.

    Sources of Funds

    The Company has been funding the growth of its loan portfolio through four primary sources: the reduction of the securities portfolio through a combination of sales and repayments; cash flows generated through the repayment of loans; an increase in deposits; and the use of wholesale borrowings.
    Deposits rose $1.5 billion in the first six months of the year to $13.6 billion, and were up $1.3 billion, or 10.7%, from the balance at March 31, 2006. While the Atlantic Bank transaction contributed deposits of $1.8 billion at the end of April, the increase was partly offset by a strategic decline in higher-cost brokered deposits.
    Core deposits represented $7.4 billion, or 54.2%, of total deposits at the close of the second quarter, as compared to $6.9 billion, or 56.1%, at March 31, 2006 and $6.9 billion, or 56.7%, at December 31, 2005. The linked-quarter increase was largely due to a $471.6 million, or 54.9%, rise in non-interest-bearing accounts to $1.3 billion, and a $302.1 million, or 12.8%, rise in savings accounts to $2.7 billion. These increases combined to offset a $301.6 million decline in NOW and money market accounts to $3.4 billion, primarily reflecting the aforementioned reduction in brokered deposits. Certificates of deposit ("CDs") represented $6.2 billion, or 45.8%, of total deposits at the close of the second quarter, and were up $838.8 million, or 15.5%, from the trailing quarter-end balance and $993.7 million, or 18.9%, from the balance recorded at December 31, 2005. The increase is not only indicative of the CDs acquired in the Atlantic Bank transaction but also the growing popularity of term deposits during a time of rising short-term interest rates.
    Wholesale borrowings totaled $10.3 billion at June 30, 2006, up $540.6 million from the year-end 2005 balance but down $54.3 million from the balance at March 31, 2006. During the quarter, the Company prepaid higher-cost wholesale borrowings in the amount of $886.1 million, in connection with the acquisition of Atlantic Bank. The decline in wholesale borrowings and the $260.6 million reduction in brokered deposits reflect the strategic use of the cash flows generated by post-merger securities sales and repayments to reduce the Company's funding costs. In keeping with this objective, the Company also extended $1.2 billion of wholesale borrowings during the quarter to an average call date of 2.4 years. Year-to-date, the Company has repositioned $4.1 billion of wholesale borrowings, including $2.5 billion that were extended to an average call date of 2.6 years and $1.6 billion that were modified.

    Stockholders' Equity

    The Company recorded total stockholders' equity of $3.7 billion at June 30, 2006, up $372.5 million from the March 31, 2006 balance and up $372.3 million from the balance recorded at December 31, 2005. The June 30, 2006 amount was equivalent to 12.9% of total assets and a book value of $12.62 per share, based on 293,062,701 shares.
    Tangible stockholders' equity, which is calculated by subtracting goodwill and CDI from total stockholders' equity, equaled $1.4 billion at the close of the second quarter, and was up $169.9 million from the March 31st balance and $173.2 million from the balance recorded at December 31st. Excluding after-tax net unrealized losses on securities, the Company's tangible stockholders' equity equaled 5.69% of total tangible assets at the close of the second quarter, up 40 basis points and 28 basis points, respectively, from the measures recorded at the earlier dates. Including after-tax net unrealized losses on securities, the respective measures were 5.41%, 5.03%, and 5.19%. The increase in tangible stockholders' equity reflects the benefit of the Atlantic Bank transaction and the issuance of 24.5 million shares of common stock in a secondary offering on the 18th of April to finance the acquisition. (3)
    At June 30, 2006, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company. In addition, the capital ratios for the Company's primary subsidiaries, New York Community Bank and New York Commercial Bank, continued to exceed the minimum levels required for classification as a "well capitalized" institution under the FDIC Improvement Act.

    Earnings Summary for the Three Months Ended June 30, 2006

    Net Interest Income

    The Company recorded second quarter 2006 net interest income of $139.4 million, down $9.7 million from the year-earlier level but up $10.7 million from the level recorded in the first quarter of 2006. The linked-quarter increase was the net effect of a $28.1 million, or 8.8%, rise in interest income to $347.6 million and a $17.4 million, or 9.1%, rise in interest expense to $208.1 million.
    The linked-quarter rise in interest income was driven by a $1.5 billion increase in the average balance of interest-earning assets to $25.1 billion and a 12-basis point increase in the average yield to 5.54%.
    The average balance of loans rose $1.3 billion to $18.9 billion on a linked-quarter basis, while the average yield rose 14 basis points to 5.76%. As a result, the interest income produced by loans rose $25.0 million to $272.5 million from the level recorded in the first quarter of the year. The increase in the interest income produced by loans was attributable to the two-month benefit of the loans acquired in the Atlantic Bank transaction, the volume of loans originated, and the modest rise in the five-year Constant Maturity Treasury rate during the three-month period. These contributing factors more than offset the impact of a $1.3 million decline in prepayment penalties during the quarter to $717,000.
    The Atlantic Bank transaction also contributed to an $803,000 increase in the interest income produced by mortgage-related securities to $38.2 million and a $2.0 million increase in the interest income produced by other securities, to $36.4 million. The increase attributed to mortgage-related securities was the net effect of an $806,000 reduction in the average balance to $3.6 billion and a ten-basis point increase in the average yield to 4.29%. The increase attributed to other securities was the result of a $133.7 million rise in the average balance to $2.5 billion and a one-basis point rise in the average yield to 5.74%.
    The linked-quarter rise in interest expense stemmed from a $992.3 million increase in the average balance of interest-bearing liabilities to $23.4 billion and an 11-basis point increase in the average cost of funds to 3.56%. The growth in the average balance was primarily due to the deposits acquired in the Atlantic Bank transaction, while the higher average cost was primarily due to the steady rise in short-term interest rates.
    Core deposits generated second quarter 2006 interest expense of $35.3 million, up $6.3 million from the level recorded in the first quarter of the year. In addition to a 12-basis point rise in the average cost of such funds to 1.85%, the increase in interest expense was due to an $858.3 million rise in the average balance of core deposits to $7.6 billion, including a $242.2 million increase in average NOW and money market accounts to $3.8 billion and a $193.3 million increase in average savings accounts to $2.6 billion. Non-interest-bearing accounts represented $1.3 billion, or 16.4%, of average core deposits in the second quarter, and were up $422.8 million from the average balance recorded in the first quarter of 2006.
    CDs generated second quarter 2006 interest expense of $59.5 million, up $11.0 million from the level recorded in the trailing three-month period. The linked-quarter increase stemmed from a $583.1 million rise in the average balance to $5.9 billion and a 35-basis point rise in the average cost of such funds to 4.07%. In addition to the CDs acquired in the Atlantic Bank transaction, the average balance reflects the growing popularity of term deposits during an extended period of rising short-term interest rates.
    Borrowed funds generated second quarter 2006 interest expense of $113.3 million, a modest $146,000 increase from the level recorded in the first quarter of the year. During the second quarter, the average balance of borrowed funds fell $88.2 million to $11.0 billion, accompanied by a one-basis point drop in the average cost of such funds to 4.13%. These reductions are directly attributable to the post-merger repositioning of the Company's wholesale borrowings, which included the prepayment of borrowings totaling $886.1 million and the extension of $1.2 billion to an average call date of 2.4 years.
    In concert with the linked-quarter rise in interest income, and as expected, the Company realized a linked-quarter improvement in its net interest margin in connection with the acquisition of Atlantic Bank and the related post-merger repositioning. The margin equaled 2.22% in the three months ended June 30, 2006, down 51 basis points from the year-earlier measure, but up eight basis points from the margin recorded in the first quarter of 2006. Prior to the current second quarter, the Company's margin had declined for eight consecutive quarters, beginning with the second quarter of 2004.

    Non-interest Income

    In the second quarter of 2006, the Company recorded non-interest income of $28.2 million, a reduction from $29.9 million in the year-earlier quarter but an increase from $27.3 million in the first quarter of 2006. Included in the first quarter amount was a pre-tax mark-to-market loss of $6.1 million on the Company's interest rate swap agreements. In conjunction with the aforementioned post-merger repositioning of its liabilities, the Company terminated its interest rate swap agreements in the second quarter of 2006.
    The first quarter 2006 mark-to-market loss was partially offset by net securities gains of $2.8 million during that quarter; the Company recorded no net gains or losses on securities in the second quarter of the year.
    Fee income totaled $14.4 million in the current second quarter, up $3.3 million from the year-earlier level but down $2.1 million from the level recorded in the first quarter of 2006. While fee income was otherwise boosted by the addition of depository accounts in the Atlantic Bank acquisition, the increase in fees on depository accounts was offset by a $3.6 million linked-quarter reduction in prepayment penalties to $4.6 million.
    Other non-interest income totaled $13.9 million in the current second quarter, as compared to $14.1 million in the trailing quarter and to $16.0 million in the year-earlier three months. While the Company realized a linked-quarter increase in income from the sale of third-party investment products and its investment in Bank-owned Life Insurance, these increases were offset by declines in its other sources of revenues.

    Non-interest Expense

    In connection with the post-merger repositioning of its liabilities in the current second quarter, the Company recorded a pre-tax charge of $26.5 million for the prepayment of certain wholesale borrowings and a pre-tax charge of $1.1 million for the termination of its interest rate swap agreements. Excluding these post-merger repositioning charges (which were equivalent to $18.0 million and $760,000, respectively, on an after-tax basis), the Company's second quarter 2006 non-interest expense amounted to $65.6 million, as compared to $58.6 million and $52.2 million in the trailing and year-earlier quarters, respectively.
    The linked-quarter increase in non-interest expense largely reflects the impact of the Atlantic Bank transaction, which accounted for a $1.2 million rise in CDI amortization to $4.5 million and contributed to a $5.8 million rise in operating expenses to $61.1 million. The latter increase primarily reflects the acquisition-related addition of 17 branches and the associated expansion of the commercial bank's staff. In addition, the Company continued to upgrade its information technology and its branch network during the three months ended June 30, 2006.
    Notwithstanding the linked-quarter increase in operating expenses, the Company's efficiency ratio equaled 36.45% in the current second quarter, a modest increase from 35.44% in the first quarter of the year. The efficiency ratio is calculated by dividing the Company's operating expenses for the quarter by the sum of its net interest income and non-interest income during the same period.

    Income Tax Expense

    The Company recorded second quarter 2006 income tax expense of $23.9 million, down from $40.3 million in the year-earlier quarter and from $31.1 million in the first quarter of 2006. The linked-quarter reduction was attributable to a $23.0 million decline in pre-tax income to $74.5 million, largely reflecting the impact of the aforementioned post-merger repositioning charge. The effective tax rate was 32.05% in the current second quarter and 31.89% in the trailing three-month period.

    Post-Earnings Conference Call

    The Company will host a conference call on July 26, 2006 at 9:30 a.m. (ET) to discuss the highlights of its second quarter 2006 performance, including the benefits of its acquisition of Atlantic Bank on April 28th. The conference call may be accessed by dialing 800-500-0311 (for domestic calls) or 719-457-2698 (for international calls) and providing the following access code: 9610548. A replay of the conference call will be available approximately two hours following completion of the call through midnight on August 4th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be web cast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived through 5:00 p.m. on August 7, 2006.
    New York Community Bancorp, Inc. is the $28.7 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. New York Commercial Bank has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island and is the region's 17th largest commercial bank depository. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

    Forward-looking Statements and Associated Risk Factors

    This release, like other written and oral communications presented by the Company and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to, general economic conditions and trends, either nationally or locally in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services within existing lines of business in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in banking, securities, tax, environmental, and insurance laws, regulations, and policies, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by applicable law or regulation, the Company disclaims any obligation to update any forward-looking statements.

    (1) Please see the reconciliation of GAAP and cash earnings and adjusted cash earnings.
    (2) Please see the reconciliation of GAAP and operating earnings.
    (3) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.

    - Financial Statements and Highlights Follow -


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                             June 30,    December 31,
                                               2006          2005
                                           ------------- -------------
                                            (unaudited)
Assets
Cash and cash equivalents                  $   242,631   $   231,803
Securities available for sale:
  Mortgage-related securities                1,774,785     1,967,770
  Other securities                             409,280       411,444
Securities held to maturity:
  Mortgage-related securities                1,481,319     1,606,468
  Other securities                           1,641,891     1,651,570
                                           ------------- -------------
Total securities                             5,307,275     5,637,252
Mortgage loans:
  Multi-family                              14,527,529    12,857,210
  Commercial real estate                     3,039,701     2,887,452
  Construction                               1,008,639       854,161
  1-4 family                                   259,887       254,510
                                           -------------  ------------
Total mortgage loans                        18,835,756    16,853,333
Other loans                                    610,855       175,069
                                           ------------- -------------
Total loans                                 19,446,611    17,028,402
Less:  Allowance for loan losses               (85,656)      (79,705)
                                           ------------- -------------
Loans, net                                  19,360,955    16,948,697
Federal Home Loan Bank of New York stock,
 at cost                                       369,877       330,212
Premises and equipment, net                    197,375       140,279
Goodwill                                     2,149,824     1,980,689
Core deposit intangibles                       116,478        86,533
Other assets                                   984,409       928,240
                                           ------------- -------------
Total assets                               $28,728,824   $26,283,705
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
  NOW and money market accounts            $ 3,378,983   $ 3,576,983
  Savings accounts                           2,663,126     2,434,990
  Certificates of deposit                    6,240,737     5,247,029
  Non-interest-bearing accounts              1,331,239       845,897
                                           ------------- -------------
Total deposits                              13,614,085    12,104,899
                                           ------------- -------------
Official checks outstanding                     43,715        43,438
Borrowed funds:
  Wholesale borrowings                      10,257,974     9,717,392
  Junior subordinated debentures               456,898       454,197
  Other borrowings                             355,370       357,069
                                           ------------- -------------
Total borrowed funds                        11,070,242    10,528,658
Mortgagors' escrow                              71,513        63,051
Other liabilities                              232,099       218,782
                                           ------------- -------------
Total liabilities                           25,031,654    22,958,828
                                           ------------- -------------
Stockholders' equity:
  Preferred stock at par $0.01 (5,000,000
   shares authorized; none issued)                  --            --
  Common stock at par $0.01 (600,000,000
   shares authorized; 295,109,954 and
   273,396,452 shares issued; 295,056,819
   and 269,776,791 shares outstanding,
   respectively)                                 2,951         2,734
  Paid-in capital in excess of par           3,331,161     3,012,655
  Retained earnings (partially restricted)     452,291       475,501
  Less:  Treasury stock (53,135 and
          3,619,661 shares, respectively)       (1,220)     (100,169)
         Unallocated common stock held by
          ESOP                                  (6,281)       (6,874)
         Common stock held by SERP              (3,113)       (3,113)
  Net unrealized loss on securities
   available for sale, net of tax              (67,913)      (43,359)
  Net unrealized loss on securities
   transferred to held to maturity, net of
   tax                                         (10,706)      (12,498)
                                           ------------- -------------
Total stockholders' equity                   3,697,170     3,324,877
                                           ------------- -------------
Total liabilities and stockholders' equity $28,728,824   $26,283,705
                                           ============= =============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                      For the Three Months        For the Six Months
                             Ended                       Ended
                -------------------------------- ---------------------
                 June 30,  March 31,   June 30,   June 30,   June 30,
                  2006       2006       2005       2006       2005
                ---------- ---------- ---------- ---------- ----------
Interest
 Income:
 Mortgage and
  other loans   $272,469   $247,465   $207,826   $519,934    $396,118
 Mortgage-
  related
  securities      38,241     37,438     51,139     75,679     111,136
 Other
  securities      36,369     34,408     32,027     70,777      65,928
 Money market
  investments        478        166        137        644         341
                ---------  ---------- ---------  ---------- ----------
Total interest
 income          347,557    319,477    291,129    667,034     573,523
                ---------  ---------- ---------  ---------- ----------

Interest
 Expense:
 NOW and money
  market
  accounts        30,834     26,349     20,015     57,183      32,406
 Savings
  accounts         4,434      2,658      3,346      7,092       7,349
 Certificates
  of deposit      59,475     48,492     24,049    107,967      44,137
 Borrowed funds  113,330    113,184     94,521    226,514     181,611
 Mortgagors'
  escrow              56         54         67        110         133
                ---------  ---------- ---------  ---------- ----------
Total interest
 expense         208,129    190,737    141,998    398,866     265,636
                ---------  ---------- ---------  ---------- ----------
 Net interest
  income         139,428    128,740    149,131    268,168     307,887
Provision for
 loan losses          --         --         --         --          --
                ---------  ---------- ---------  ---------- ----------
 Net interest
  income after
  provision for
  loan losses    139,428    128,740    149,131    268,168     307,887
                ---------  ---------- ---------  ---------- ----------

Non-interest
 Income:
 Fee income       14,356     16,484     11,049     30,840      23,960
 Net securities
  gains               --      2,823      2,868      2,823       2,916
 Loss on mark-
  to-market of
  interest rate
  swaps               --     (6,071)        --     (6,071)         --
 Other            13,891     14,098     15,969     27,989      35,018
                ---------  ---------- ---------  ---------- ----------
Total non-
 interest
 income           28,247     27,334     29,886     55,581      61,894
                ---------  ---------- ---------  ---------- ----------

Non-interest
 Expense:
Operating
 expenses:
 Compensation
  and benefits    32,517     29,541     25,159     62,058      50,560
 Occupancy and
  equipment       13,959     12,060     11,085     26,019      22,473
 General and
  admini-
  strative        13,124     12,510     11,119     25,634      23,107
 Other             1,516      1,208      1,953      2,724       3,809
                ---------  ---------- ---------  ---------- ----------
Total operating
 expenses         61,116     55,319     49,316    116,435      99,949
 Post-merger
  repositioning
  charge          27,609         --         --     27,609          --
 Amortization
  of core
  deposit
  intangibles      4,467      3,306      2,930      7,773       5,873
                ---------  ---------- ---------  ---------- ----------
Total non-
 interest
 expense          93,192     58,625     52,246    151,817     105,822
                ---------  ---------- ---------  ---------- ----------
Income before
 income taxes     74,483     97,449    126,771    171,932     263,959
Income tax
 expense          23,871     31,074     40,299     54,945      86,405
                ---------  ---------- ---------  ---------- ----------
  Net Income    $ 50,612   $ 66,375   $ 86,472   $116,987    $177,554
                =========  ========== =========  ========== ==========

  Basic
   earnings per
   share           $0.18      $0.25      $0.33      $0.42       $0.68
                =========  ========== =========  ========== ==========
  Diluted
   earnings per
   share           $0.18      $0.25      $0.33      $0.42       $0.68
                =========  ========== =========  ========== ==========


                   NEW YORK COMMUNITY BANCORP, INC.
             RECONCILIATION OF GAAP AND OPERATING EARNINGS

    Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that operating earnings are an important indication of its ability to generate earnings through ongoing operations.
    The Company calculated its operating earnings for the three months ended June 30, 2006 by subtracting from non-interest expense the pre-tax charge of $26.5 million stemming from the prepayment of certain wholesale borrowings and the pre-tax charge of $1.1 million stemming from the termination of its interest rate swap agreements following the Atlantic Bank acquisition, referred to collectively in the table below as the "post-merger repositioning charge."
    To calculate its operating earnings for the six months ended June 30, 2006, the Company subtracted from non-interest expense the pre-tax post-merger repositioning charge recorded in the second quarter, and added back to non-interest income the pre-tax non-cash loss on the mark-to-market of interest rate swaps that had been recorded in the first quarter of the year, in the amount of $6.1 million.
    Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.
    A reconciliation of the Company's GAAP and operating earnings for the three months ended June 30, 2006 and March 31, 2006, and for the six months ended June 30, 2006 follows. The Company's operating earnings for the three and six months ended June 30, 2005 were the same as its GAAP earnings in the corresponding periods.

                           For the                     For the
                      Three Months Ended           Six Months Ended
               -------------------------------- ----------------------
(in thousands,
 except per     June 30,  March 31,   June 30,    June 30,   June 30,
 share data)     2006       2006       2005        2006       2005
               ---------- ---------- ---------- ----------- ----------
GAAP Earnings   $50,612    $66,375    $86,472    $116,987    $177,554
Adjustments to
 GAAP earnings:
  Loss on mark-
   to-market of
   interest
   rate swaps        --      6,071         --       6,071          --
  Post-merger
   repositioning
   charge        27,609         --         --      27,609          --
Income tax
 effect on
 adjustments     (8,849)    (2,434)        --     (11,283)         --
                ---------  ---------  ---------  ----------  ---------
Operating
 earnings       $69,372    $70,012    $86,472    $139,384    $177,554
                =========  =========  =========  ==========  =========

Diluted GAAP
 Earnings per
 Share            $0.18      $0.25      $0.33       $0.42       $0.68
Adjustments to
 diluted GAAP
 earnings per
 share:
  Loss on mark-
   to-market of
   interest
   rate swaps        --       0.01         --        0.01          --
  Post-merger
   repositioning
   charge          0.06         --         --        0.07          --
                ---------  ---------  ---------  ----------  ---------
Diluted
 operating
 earnings per
 share            $0.24      $0.26      $0.33       $0.50       $0.68
                =========  =========  =========  ==========  =========

                   NEW YORK COMMUNITY BANCORP, INC.
  RECONCILIATION OF GAAP AND CASH EARNINGS AND ADJUSTED CASH EARNINGS

    While neither cash earnings nor adjusted cash earnings are measures of performance calculated in accordance with GAAP, the Company believes that these measures are important because of their contribution to tangible stockholders' equity.(1)
    The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income, but that have been added back to tangible stockholders' equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings. For the three and six months ended June 30, 2006, the Company also reported adjusted cash earnings, in order to provide investors with an indication of its ability to generate cash earnings through ongoing operations. The Company's adjusted cash earnings were calculated by excluding from its cash earnings the post-merger repositioning charge recorded in the three and six months ended June 30, 2006 and the loss on the mark-to-market of interest rate swaps recorded in the three months ended March 31, 2006 and the six months ended June 30, 2006.
    Neither cash earnings nor adjusted cash earnings should be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings and adjusted cash earnings may differ from that of other companies reporting measures with similar names.
    A reconciliation of the Company's GAAP and cash earnings and adjusted cash earnings for the three months ended June 30, 2006, March 31, 2006, and June 30, 2005 and for the six months ended June 30, 2006 and June 30, 2005 follows:

                        For the Three Months      For the Six Months
                                Ended                     Ended
                    ----------------------------- --------------------
(in thousands,
 except per share   June 30,  March 31, June 30,   June 30,  June 30,
 data)                2006      2006      2005      2006       2005
                    --------- --------- --------- ---------- ---------
GAAP Earnings       $50,612   $66,375   $86,472   $116,987   $177,554
Additional
 contributions to
 tangible
 stockholders'
 equity:
  Amortization and
   appreciation of
   shares held in
   ESOP               1,568     1,615     1,792      3,183      3,636
  Associated tax
   benefits             178        19       242        197      1,391
  Dividends on
   unallocated ESOP
   shares               545       546     1,164      1,091      2,328
  Amortization of
   core deposit
   intangibles        4,467     3,306     2,930      7,773      5,873
                    --------- --------- --------- ---------- ---------
Total additional
 contributions to
 tangible
 stockholders'
 equity               6,758     5,486     6,128     12,244     13,228
                    --------- --------- --------- ---------- ---------
Cash earnings       $57,370   $71,861   $92,600   $129,231   $190,782
                    ========= ========= ========= ========== =========

Diluted GAAP
 Earnings per Share   $0.18     $0.25     $0.33      $0.42      $0.68
Additional
 contributions to
 diluted cash
 earnings per share:
  Amortization and
   appreciation of
   shares held in
   ESOP                  --      0.01      0.01       0.01       0.01
  Associated tax
   benefits              --        --        --         --       0.01
  Dividends on
   unallocated ESOP
   shares                --        --        --         --       0.01
  Amortization of
   core deposit
   intangibles         0.02      0.01      0.01       0.03       0.02
                    --------- --------- --------- ---------- ---------
Total additional
 contributions to
 diluted cash
 earnings per share    0.02      0.02      0.02       0.04       0.05
                    --------- --------- --------- ---------- ---------
Diluted cash
 earnings per share   $0.20     $0.27     $0.35      $0.46      $0.73
                    ========= ========= ========= ========== =========

Cash Earnings       $57,370   $71,861   $92,600   $129,231   $190,782
Adjustments to cash
 earnings:
  Loss on mark-to-
   market of
   interest rate
   swaps                 --     6,071        --      6,071         --
  Post-merger
   repositioning
   charge            27,609        --        --     27,609         --
Income tax effect on
 adjustments         (8,849)   (2,434)       --    (11,283)        --
                    --------- --------- --------- ---------- ---------
Adjusted cash
 earnings           $76,130   $75,498   $92,600   $151,628   $190,782
                    ========= ========= ========= ========== =========

Diluted Cash
 Earnings per Share   $0.20     $0.27     $0.35      $0.46      $0.73
  Loss on mark-to-
   market of
   interest rate
   swaps                 --      0.01        --       0.01         --
  Post-merger
   repositioning
   charge              0.06        --        --       0.07         --
                    --------- --------- --------- ---------- ---------
Adjusted diluted
 cash earnings per
 share                $0.26     $0.28     $0.35      $0.54      $0.73
                    ========= ========= ========= ========== =========

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.

                   NEW YORK COMMUNITY BANCORP, INC.
                RECONCILIATION OF STOCKHOLDERS' EQUITY
                   AND TANGIBLE STOCKHOLDERS' EQUITY

    Although tangible stockholders' equity is not a measure of capital calculated in accordance with GAAP, the Company believes that it is an important indication of its ability to grow both organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies, including the repurchase of Company shares.
    The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the total of its goodwill and core deposit intangibles ("CDI"). To calculate its ratio of tangible stockholders' equity to tangible assets, the Company subtracts the total of goodwill and CDI from both stockholders' equity and total assets. The Company's tangible book value is calculated by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides its adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.
    Tangible stockholders' equity should not be considered in isolation or as a substitute for stockholders' equity or any other capital measure prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity and the related tangible capital measures may differ from that of other companies reporting measures of capital with similar names.
    A reconciliation of the Company's stockholders' equity and tangible stockholders' equity, total assets and tangible assets, and net income and adjusted net income at or for the three months ended June 30, 2006, March 31, 2006, and June 30, 2005 and the six months ended June 30, 2006 and June 30, 2005 follows:

                                           At or for the
                                        Three Months Ended
                             -----------------------------------------
                               June 30,      March 31,     Dec.  31,
(in thousands)                   2006          2006          2005
                             ------------- ------------- -------------

Total Stockholders' Equity   $ 3,697,170   $ 3,324,626   $ 3,324,877
Less: Goodwill                (2,149,824)   (1,981,053)   (1,980,689)
      Core deposit
       intangibles              (116,478)      (82,614)      (86,533)
                             ------------- ------------- -------------
Tangible stockholders'
 equity                      $ 1,430,868   $ 1,260,959   $ 1,257,655

Total Assets                 $28,728,824   $27,137,024   $26,283,705
Less: Goodwill                (2,149,824)   (1,981,053)   (1,980,689)
      Core deposit
       intangibles              (116,478)      (82,614)      (86,533)
                             ------------- ------------- -------------
Tangible assets              $26,462,522   $25,073,357   $24,216,483

Average Stockholders' Equity $ 3,575,874   $ 3,302,925   $ 3,176,719
Less: Average goodwill        (2,100,638)   (1,979,991)   (1,938,147)
      Average core deposit
       intangibles              (108,188)      (85,354)      (77,805)
                             ------------- ------------- -------------
Average tangible
 stockholders' equity        $ 1,367,048   $ 1,237,580   $ 1,160,767

Average Assets               $28,551,319   $26,777,707   $25,246,283
Less: Average goodwill        (2,100,638)   (1,979,991)   (1,938,147)
      Average core deposit
       intangibles              (108,188)      (85,354)      (77,805)
                             ------------- ------------- -------------
Average tangible assets      $26,342,493   $24,712,362   $23,230,331

Net Income                       $50,612       $66,375       $36,916
Add: Amortization of core
      deposit intangibles,
      net of tax                   2,672         1,986         1,760
                             ------------- ------------- -------------
Adjusted net income              $53,284       $68,361       $38,676

                                                  At or for the
                                                Six Months Ended
                                           ---------------------------
                                             June 30,      June 30,
(in thousands)                                 2006          2005
                                           ------------- -------------

Total Stockholders' Equity                 $ 3,697,170   $ 3,250,264
Less: Goodwill                              (2,149,824)   (1,937,680)
      Core deposit intangibles                (116,478)      (81,680)
                                           ------------- -------------
Tangible stockholders' equity              $ 1,430,868   $ 1,230,904

Total Assets                               $28,728,824   $25,204,692
Less: Goodwill                              (2,149,824)   (1,937,680)
      Core deposit intangibles                (116,478)      (81,680)
                                           ------------- -------------
Tangible assets                            $26,462,522   $23,185,332

Average Stockholders' Equity               $ 3,440,154   $ 3,189,977
Less: Average goodwill                      (2,040,647)   (1,944,248)
      Average core deposit intangibles         (96,835)      (84,872)
                                           ------------- -------------
Average tangible stockholders' equity      $ 1,302,672   $ 1,160,857

Average Assets                             $27,669,413   $24,664,171
Less: Average goodwill                      (2,040,647)   (1,944,248)
      Average core deposit intangibles         (96,835)      (84,872)
                                           ------------- -------------
Average tangible assets                    $25,531,931   $22,635,051

Net Income                                    $116,987      $177,554
Add: Amortization of core deposit
      intangibles, net of tax                    4,650         3,527
                                           ------------- -------------
Adjusted net income                           $121,637      $181,081


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                              Three Months Ended
                                        ------------------------------
                                                June 30, 2006
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
Interest-earning assets:
  Mortgage and other loans, net         $18,936,269  $272,469   5.76%
  Mortgage-related securities             3,569,233    38,241   4.29
  Other securities                        2,535,177    36,369   5.74
  Money market investments                   44,104       478   4.35
                                        ------------ --------- -------
Total interest-earning assets            25,084,783   347,557   5.54
Non-interest-earning assets               3,466,536
                                        ------------
Total assets                            $28,551,319
                                        ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts         $ 3,803,638  $ 30,834   3.25%
  Savings accounts                        2,582,918     4,434   0.69
  Certificates of deposit                 5,866,922    59,475   4.07
  Mortgagors' escrow                        168,149        56   0.13
                                        ------------ --------- -------
Total interest-bearing deposits          12,421,627    94,799   3.06
  Borrowed funds                         10,993,660   113,330   4.13
                                        ------------ --------- -------
Total interest-bearing liabilities       23,415,287   208,129   3.56
Non-interest-bearing deposits             1,255,955
Other liabilities                           304,203
                                        ------------
Total liabilities                        24,975,445
Stockholders' equity                      3,575,874
                                        ------------
Total liabilities and stockholders'
 equity                                 $28,551,319
                                        ============
Net interest income/interest rate spread             $139,428   1.98%
                                                     ========= =======
Net interest-earning assets/net interest
 margin                                  $1,669,496             2.22%
                                        ============           =======
Ratio of interest-earning assets to
 interest-bearing liabilities                                   1.07x
                                                               =======

Core deposits                            $7,642,511   $35,268   1.85%
                                        ============ ========= =======

                                             Three Months Ended
                                       -------------------------------
                                                March 31, 2006
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
Interest-earning assets:
  Mortgage and other loans, net         $17,624,144  $247,465   5.62%
  Mortgage-related securities             3,570,039    37,438   4.19
  Other securities                        2,401,514    34,408   5.73
  Money market investments                   16,814       166   4.00
                                        ------------ --------- -------
Total interest-earning assets            23,612,511   319,477   5.42
Non-interest-earning assets               3,165,196
                                        ------------
Total assets                            $26,777,707
                                        ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts         $ 3,561,459  $ 26,349   3.00%
  Savings accounts                        2,389,609     2,658   0.45
  Certificates of deposit                 5,283,851    48,492   3.72
  Mortgagors' escrow                        106,149        54   0.21
                                        ------------ --------- -------
Total interest-bearing deposits          11,341,068    77,553   2.77
  Borrowed funds                         11,081,905   113,184   4.14
                                        ------------ --------- -------
Total interest-bearing liabilities       22,422,973   190,737   3.45
Non-interest-bearing deposits               833,156
Other liabilities                           218,653
                                        ------------
Total liabilities                        23,474,782
Stockholders' equity                      3,302,925
                                        ------------
Total liabilities and stockholders'
 equity                                 $26,777,707
                                        ============
Net interest income/interest rate
 spread                                              $128,740   1.97%
                                                     ========= =======
Net interest-earning assets/net
 interest margin                         $1,189,538             2.14%
                                        ============           =======
Ratio of interest-earning assets to
 interest-bearing liabilities                                   1.05x
                                                               =======

Core deposits                            $6,784,224   $29,007   1.73%
                                        ============ ========= =======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                         Three Months Ended June 30,
                                        ------------------------------
                                                    2006
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
Interest-earning assets:
  Mortgage and other loans, net         $18,936,269  $272,469   5.76%
  Mortgage-related securities             3,569,233    38,241   4.29
  Other securities                        2,535,177    36,369   5.74
  Money market investments                   44,104       478   4.35
                                        ------------ --------- -------
Total interest-earning assets            25,084,783   347,557   5.54
Non-interest-earning assets               3,466,536
                                        ------------
Total assets                            $28,551,319
                                        ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts         $ 3,803,638  $ 30,834   3.25%
  Savings accounts                        2,582,918     4,434   0.69
  Certificates of deposit                 5,866,922    59,475   4.07
  Mortgagors' escrow                        168,149        56   0.13
                                        ------------ --------- -------
Total interest-bearing deposits          12,421,627    94,799   3.06
  Borrowed funds                         10,993,660   113,330   4.13
                                        ------------ --------- -------
Total interest-bearing liabilities       23,415,287   208,129   3.56
Non-interest-bearing deposits             1,255,955
Other liabilities                           304,203
                                        ------------
Total liabilities                        24,975,445
Stockholders' equity                      3,575,874
                                        ------------
Total liabilities and stockholders'
 equity                                 $28,551,319
                                        ============
Net interest income/interest rate spread             $139,428   1.98%
                                                     ========= =======
Net interest-earning assets/net interest
 margin                                  $1,669,496             2.22%
                                        ============           =======
Ratio of interest-earning assets to
 interest-bearing liabilities                                   1.07x
                                                               =======

Core deposits                            $7,642,511   $35,268   1.85%
                                        ============ ========= =======

                                         Three Months Ended June 30,
                                       -------------------------------
                                                    2005
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
Interest-earning assets:
  Mortgage and other loans, net         $15,159,345  $207,826   5.48%
  Mortgage-related securities             4,565,084    51,139   4.48
  Other securities                        2,138,316    32,027   5.99
  Money market investments                   25,839       137   2.12
                                        ------------ --------- -------
Total interest-earning assets            21,888,584   291,129   5.32
Non-interest-earning assets               3,183,082
                                        ------------
Total assets                            $25,071,666
                                        ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts         $ 3,716,640  $ 20,015   2.15%
  Savings accounts                        2,711,365     3,346   0.49
  Certificates of deposit                 3,871,262    24,049   2.48
  Mortgagors' escrow                        141,046        67   0.19
                                        ------------ --------- -------
Total interest-bearing deposits          10,440,313    47,477   1.82
  Borrowed funds                         10,380,575    94,521   3.64
                                        ------------ --------- -------
Total interest-bearing liabilities       20,820,888   141,998   2.73
Non-interest-bearing deposits               736,350
Other liabilities                           303,490
                                        ------------
Total liabilities                        21,860,728
Stockholders' equity                      3,210,938
                                        ------------
Total liabilities and stockholders'
 equity                                 $25,071,666
                                        ============
Net interest income/interest rate
 spread                                              $149,131   2.59%
                                                     ========= =======
Net interest-earning assets/net
 interest margin                         $1,067,696             2.73%
                                        ============           =======
Ratio of interest-earning assets to
 interest-bearing liabilities                                   1.05x
                                                               =======

Core deposits                            $7,164,355   $23,361   1.30%
                                        ============ ========= =======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                          Six Months Ended June 30,
                                        ------------------------------
                                                    2006
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
Interest-earning assets:
  Mortgage and other loans, net         $18,283,831  $519,934   5.69%
  Mortgage-related securities             3,569,634    75,679   4.24
  Other securities                        2,468,715    70,777   5.73
  Money market investments                   30,534       644   4.25
                                        ------------ --------- -------
Total interest-earning assets            24,352,714   667,034   5.48
Non-interest-earning assets               3,316,699
                                        ------------
Total assets                            $27,669,413
                                        ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts         $ 3,683,217  $ 57,183   3.13%
  Savings accounts                        2,486,797     7,092   0.58
  Certificates of deposit                 5,576,998   107,967   3.90
  Mortgagors' escrow                        137,320       110   0.16
                                        ------------ --------- -------
Total interest-bearing deposits          11,884,332   172,352   2.92
  Borrowed funds                         11,037,539   226,514   4.14
                                        ------------ --------- -------
Total interest-bearing liabilities       22,921,871   398,866   3.51
Non-interest-bearing deposits             1,045,724
Other liabilities                           261,664
                                        ------------
Total liabilities                        24,229,259
Stockholders' equity                      3,440,154
                                        ------------
Total liabilities and stockholders'
 equity                                 $27,669,413
                                        ============
Net interest income/interest rate spread             $268,168   1.97%
                                                     ========= =======
Net interest-earning assets/net interest
 margin                                  $1,430,843             2.18%
                                        ============           =======
Ratio of interest-earning assets to
 interest-bearing liabilities                                   1.06x
                                                               =======

Core deposits                            $7,215,738   $64,275   1.80%
                                        ============ ========= =======

                                          Six Months Ended June 30,
                                       -------------------------------
                                                    2005
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
Interest-earning assets:
  Mortgage and other loans, net         $14,458,777  $396,118   5.48%
  Mortgage-related securities             4,764,139   111,136   4.67
  Other securities                        2,170,805    65,928   6.07
  Money market investments                   28,559       341   2.39
                                        ------------ --------- -------
Total interest-earning assets            21,422,280   573,523   5.35
Non-interest-earning assets               3,241,891
                                        ------------
Total assets                            $24,664,171
                                        ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts         $ 3,361,829  $ 32,406   1.93%
  Savings accounts                        2,816,014     7,349   0.52
  Certificates of deposit                 3,804,958    44,137   2.32
  Mortgagors' escrow                        115,531       133   0.23
                                        ------------ --------- -------
Total interest-bearing deposits          10,098,332    84,025   1.66
  Borrowed funds                         10,341,589   181,611   3.51
                                        ------------ --------- -------
Total interest-bearing liabilities       20,439,921   265,636   2.60
Non-interest-bearing deposits               732,459
Other liabilities                           301,814
                                        ------------
Total liabilities                        21,474,194
Stockholders' equity                      3,189,977
                                        ------------
Total liabilities and stockholders'
 equity                                 $24,664,171
                                        ============
Net interest income/interest rate
 spread                                              $307,887   2.75%
                                                     ========= =======
Net interest-earning assets/net
 interest margin                           $982,359             2.87%
                                        ============           =======
Ratio of interest-earning assets to
 interest-bearing liabilities                                   1.05x
                                                               =======

Core deposits                            $6,910,302   $39,755   1.15%
                                        ============ ========= =======


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
        (dollars in thousands, except share and per share data)
                              (unaudited)

                                    For the Three Months Ended
                             -----------------------------------------
                               June 30,      March 31,     June 30,
                                 2006          2006          2005
                             ------------- ------------- -------------
GAAP EARNINGS DATA:
Net income                       $50,612       $66,375       $86,472
Basic earnings per share            0.18          0.25          0.33
Diluted earnings per share          0.18          0.25          0.33
Return on average assets            0.71%         0.99%         1.38%
Return on average tangible
 assets (1)                         0.81          1.11          1.53
Return on average
 stockholders' equity               5.66          8.04         10.77
Return on average tangible
 stockholders' equity (1)          15.59         22.10         29.66
Efficiency ratio (2)               36.45         35.44         27.55
Operating expenses to average
 assets                             0.86          0.83          0.79
Interest rate spread                1.98          1.97          2.59
Net interest margin                 2.22          2.14          2.73
Shares used for basic EPS
 computation                 287,473,052   266,948,853   260,203,948
Shares used for diluted EPS
 computation                 288,948,750   268,620,320   262,349,662

OPERATING EARNINGS DATA: (3)
Operating earnings               $69,372       $70,012       $86,472
Basic earnings per share            0.24          0.26          0.33
Diluted earnings per share          0.24          0.26          0.33
Return on average assets            0.97%         1.05%         1.38%
Return on average tangible
 assets (1)                         1.09          1.17          1.53
Return on average
 stockholders' equity               7.76          8.48         10.77
Return on average tangible
 stockholders' equity (1)          21.08         23.27         29.66
Efficiency ratio (2)               36.45         34.12         27.55

CASH EARNINGS DATA: (4)
Cash earnings                    $57,370       $71,861       $92,600
Basic cash earnings per share       0.20          0.27          0.36
Diluted cash earnings per
 share                              0.20          0.27          0.35
Cash return on average assets       0.80%         1.07%         1.48%
Cash return on average
 tangible assets (1)                0.87          1.16          1.61
Cash return on average
 stockholders' equity               6.42          8.70         11.54
Cash return on average
 tangible stockholders'
 equity (1)                        16.79         23.23         31.13
Cash efficiency ratio (2)          35.51         34.41         26.55

ADJUSTED CASH EARNINGS DATA:
 (4)
Cash earnings                    $76,130       $75,498       $92,600
Basic cash earnings per share       0.26          0.28          0.36
Diluted cash earnings per
 share                              0.26          0.28          0.35
Cash return on average assets       1.07%         1.13%         1.48%
Cash return on average
 tangible assets (1)                1.16          1.22          1.61
Cash return on average
 stockholders' equity               8.52          9.14         11.54
Cash return on average
 tangible stockholders'
 equity (1)                        22.28         24.40         31.13
Cash efficiency ratio (2)          35.51         33.12         26.55

                                            For the Six Months Ended
                                           ---------------------------
                                             June 30,      June 30,
                                               2006          2005
                                           ------------- -------------
GAAP EARNINGS DATA:
Net income                                    $116,987      $177,554
Basic earnings per share                          0.42          0.68
Diluted earnings per share                        0.42          0.68
Return on average assets                          0.85%         1.44%
Return on average tangible assets (1)             0.95          1.60
Return on average stockholders' equity            6.80         11.13
Return on average tangible stockholders'
 equity (1)                                      18.68         31.20
Efficiency ratio (2)                             35.96         27.03
Operating expenses to average assets              0.84          0.81
Interest rate spread                              1.97          2.75
Net interest margin                               2.18          2.87
Shares used for basic EPS computation      277,267,649   260,039,096
Shares used for diluted EPS computation    278,827,109   262,287,845

OPERATING EARNINGS DATA: (3)
Operating earnings                            $139,384      $177,554
Basic earnings per share                          0.50          0.68
Diluted earnings per share                        0.50          0.68
Return on average assets                          1.01%         1.44%
Return on average tangible assets (1)             1.13          1.60
Return on average stockholders' equity            8.10         11.13
Return on average tangible stockholders'
 equity (1)                                      22.11         31.20
Efficiency ratio (2)                             35.30         27.03

CASH EARNINGS DATA: (4)
Cash earnings                                 $129,231      $190,782
Basic cash earnings per share                     0.47          0.73
Diluted cash earnings per share                   0.46          0.73
Cash return on average assets                     0.93%         1.55%
Cash return on average tangible assets (1)        1.01          1.69
Cash return on average stockholders'
 equity                                           7.51         11.96
Cash return on average tangible
 stockholders' equity (1)                        19.84         32.87
Cash efficiency ratio (2)                        34.98         26.05

ADJUSTED CASH EARNINGS DATA: (4)
Cash earnings                                 $151,628      $190,782
Basic cash earnings per share                     0.55          0.73
Diluted cash earnings per share                   0.54          0.73
Cash return on average assets                     1.10%         1.55%
Cash return on average tangible assets (1)        1.19          1.69
Cash return on average stockholders'
 equity                                           8.82         11.96
Cash return on average tangible
 stockholders' equity (1)                        23.28         32.87
Cash efficiency ratio (2)                        34.34         26.05

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.
(2) The Company calculates its GAAP, operating, and cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings and adjusted cash earnings.
(3) Please see the reconciliation of GAAP and operating earnings.
(4) Please see the reconciliation of GAAP and cash earnings and adjusted cash earnings.


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (unaudited)

                       At June 30,      At March 31,   At December 31,
                          2006             2006             2005
                     ---------------- ---------------- ---------------
BALANCE SHEET DATA:
Book value per share         $12.62           $12.39          $12.43
Tangible book value
 per share (1)                 4.88             4.70            4.70
Stockholders' equity
 to total assets              12.87%           12.25%          12.65%
Tangible stockholders'
 equity to tangible
 assets (1)                    5.41             5.03            5.19
Tangible stockholders'
 equity to tangible
 assets excluding
 after-tax net
 unrealized losses on
 securities (1)                5.69             5.29            5.41
Shares used for book
 value and tangible
 book value
 computation (1)        293,062,701      268,286,284     267,594,393
Total shares issued
 and outstanding        295,056,819      270,374,542     269,776,791

ASSET QUALITY RATIOS:
Non-performing loans
 to total loans                0.16%            0.14%           0.16%
Non-performing assets
 to total assets               0.11             0.10            0.11
Allowance for loan
 losses to non-
 performing loans            282.05           312.08          289.17
Allowance for loan
 losses to total
 loans                         0.44             0.44            0.47

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.

    CONTACT: Investor Relations:
             New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420